Exhibit 10.7
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made as of December 19, 2007 by and between NovaRay, Inc. (the “Company”) and Heartstream Corporate Finance B.V. (“Consultant”) (each a “Party” and collectively referred to hereafter as the “Parties”).
WITNESSETH:
     WHEREAS, the Company and Consultant previously entered into a letter of interest agreement dated January 22, 2007 (the “Engagement Agreement”), pursuant to which Consultant agreed to provide certain services to the Company.
     WHEREAS, the Company and Consultant wish to terminate the Engagement Agreement and replace it with this Agreement.
     WHEREAS, the Company is desirous of completing a “reverse merger” transaction whereby a public shell company to be identified (“PubCo”) will acquire by merger the business of the Company (the “Reverse Merger”), and, concurrently therewith, a financing with aggregate proceeds to the Company or its successors of not less than $10,000,000 (the “Financing,” and with the Reverse Merger, collectively the “Proposed Transaction”).
     WHEREAS, to further facilitate pursuing the Proposed Transaction, the Company desires to engage Consultant to serve as a consultant to provide advice related to the Proposed Transaction on the terms and for the services specified in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:
     1. Services. The services which Consultant shall provide under this Agreement shall include the following (collectively, the “Services”):
          (a) Consultant will assist the Company in identifying potential European investors which might have an interest in participating in the Financing.
     2. Restrictions. In connection with its provision of the Services, the Consultant agrees that:
          (a) the Consultant shall not engage in any general solicitation, general advertising or other activity that would jeopardize the availability of the exemption from registration under the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder and the qualification or registration requirements of any applicable state or foreign securities or blue sky laws or regulations;
          (b) the Company shall determine, in its sole and absolute discretion, when it will consummate the Reverse Merger with PubCo, which investors shall participate in the Financing; the price, amount and terms of the securities to be sold in the Financing; the allocation of securities among investors in the Financing; and whether or not to consummate the Proposed Transaction; and
          (c) the Consultant shall have no authority to make offers to sell the Company’s securities, make any representations or warranties on the Company’s behalf or bind the Company in any way.
     3. Termination of Engagement Agreement. The Engagement Agreement is terminated and replaced by this Agreement. No sections of the Engagement Agreement shall survive the termination of the Engagement Agreement and no sections of the Engagement Agreement shall be of any further force or effect.
     4. Term and Termination; Survival.
          (a) The term of this engagement shall be for a period commencing with the date of this Agreement and terminating on the earlier of (i) the closing date of the Financing or (ii) January 31, 2007. The term may only be extended upon the mutual written agreement of the Parties.
          (b) Section 6 (Taxes), Section 7 (Independent Contractor), Section 8 (Indemnification), Section 9 (Nonsolicitation), and Section 10 (Confidentiality) will survive termination of this Agreement.
     5. Fees. In connection with the Services described above, the Company shall pay to Consultant the following compensation (referred to herein as the “Consulting Fees”):
          (a) The Company shall cause PubCo to pay to Consultant a cash placement fee equal to 7% of the aggregate purchase price paid by the purchasers of securities that Consultant first introduced to the Company (“Consultant Investor”) in the Offering. The fee will be paid within 10 days following the closing of the Proposed Transaction from the gross proceeds of the securities sold to a Consultant Investor; and
          (b) As additional compensation for the Services, if Consultant Investors purchase securities in this Offering, the Company shall cause the PubCo to issue to Consultant or its designees at the closing of the Proposed Transaction, warrants to purchase that number of shares of common stock of PubCo equal to 7% of the aggregate dollar amount actually invested by Consultant Investors divided by the exercise price for the warrants to purchase Pubco’s common stock issued to all of the investors in the Proposed Transaction (the “Warrants”). The Warrants shall have the same exercise price as the warrants to purchase Pubco’s common stock issued to all the investors in the Offering.
     6. Taxes. Consultant is ultimately liable and responsible for all taxes owed by the Consultant in connection with the Consulting Fees, regardless of any action the Company or its successors takes with respect to any tax withholding or reporting obligations that arise in connection with the Consulting Fees. Neither the Company nor it successors makes any representation or undertaking regarding the tax treatment of the Consulting Fees or tax treatment of the issuance, exercise or subsequent sale of the Warrants. The Company and its successors do not commit and are under no obligation to structure the Consulting Fees to reduce or eliminate any of Consultant’s tax liability.
     7. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees that it will be responsible for all expenses it incurs in providing the Services pursuant to the terms of this Agreement.
     8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
     9. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.
     10. Confidentiality. Consultant (i) shall treat and hold in strict confidence any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any confidential or proprietary information of the Company that is furnished to the Consultant by the Company in connection with this Agreement that is marked or described as, identified in writing as, or provided under circumstances indicating it is, confidential or proprietary; provided, however, that it shall not include any information that (A) is or becomes publicly known through no act or omission of the Consultant; (B) was rightfully known by without confidential or proprietary restriction before receipt from the Company, as evidenced by Consultant’s contemporaneous written records; or (C) becomes rightfully known to Consultant without confidential or proprietary restriction from a source other than the Company that does not owe a duty of confidentiality to the Company with respect to such Company Confidential Information.
     11. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Company:	Copy to:

NovaRay, Inc.	Morrison & Foerster LLP
1850 Embarcadero Road	755 Page Mill Road
Palo Alto, CA 94303	Palo Alto, CA 94304
Attention: Marc C. Whyte	Facsimile: (650) 494-0792
Attention: Michael C. Phillips

If to the Consultant:	Copy to:

Heartstream Corporate Finance B.V. Gooise Poort Goodimeer 3-25 1411 DC Naarden The Netherlands

Attention: George J.M. Hersbach
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     12. Miscellaneous.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
          (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

          (d) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
          (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.
          (g) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (h) Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
          (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
          (j) Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (k) Remedies. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.
(signatures follow)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

Heartstream Corporate Finance B.V.			NovaRay, Inc.
By:	/s/ George J.M. Hersbach		By:	/s/ Marc C. Whyte
	Name:	George J.M. Hersbach		Name:	Marc C. Whyte
	Title:	President & Chief Executive Officer		Title:	Chief Executive Officer